As filed with the Securities and Exchange Commission on July 28, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement Under The Securities Act of 1933

Stamps.com Inc.
(Exact name of registrant as specified in its charter)

Delaware	77-0454966
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12959 Coral Tree Place Los Angeles, California 90066
(Address of Principal Executive Offices, including Zip Code)

Stamps.com Inc 2010 Equity Incentive Plan
(Full title of the plan)

Seth Weisberg, Esq.
Chief Legal Officer and Secretary
Stamps.com Inc.
12959 Coral Tree Place
Los Angeles, California 90066
(310) 482-5800
(Name and address, and telephone number, including area code, of agent for service)

copies to:
Theodore E. Guth, Esq.
Manatt, Phelps & Phillips LLP
11355 West Olympic Boulevard
Los Angeles, California 90064
(310) 312-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(1)(2)
Common Stock, $0.001 par value	3,500,000	$10.16	$35,560,000	$2,535.43

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional shares of the registrant's Common Stock that become issuable under the Stamps.com Inc. 2010 Equity Incentive Plan by reason of any stock dividend, stock split or other similar transaction.

(2)
Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant's Common Stock as quoted on the Nasdaq Stock Market on July 21, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This registration statement on Form S-8 is being filed to register 3,500,000 shares of the common stock, par value $0.001 per share, of Stamps.com Inc. ("Common Stock"), which have been reserved for issuance under the Stamps.com Inc. 2010 Equity Incentive Plan (the "Plan").  The document(s) containing the information required in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

We have filed the following documents with the Securities and Exchange Commission (the "Commission"), each of which is incorporated herein by reference:

(a)           Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(b)           Our quarterly report on Form 10-Q for the quarter ended March 31, 2010;

(c)           Our Current Reports on Form 8-K, as filed with the Commission on March 4, 2010, April 2, 2010, April 23, 2010, June 21, 2010 and July 28, 2010; and

(d)            The description of our Common Stock contained in our Registration Statement on Form S-1 (Registration No. 333-77025), our Registration Statement on Form 8-A (Registration No. 000-26427) and our Registration Statement on Form S-1 (Registration No. 333-90115) and the information contained under Proposal 2 in our Proxy Statement (DEF 14A) filed on April 2, 2008, and any amendment or report filed for the purpose of updating any such description.

In addition, all documents filed (but not including any information furnished under the rules of the Commission, including pursuant to Item 2.02, Item 7.01 or Item 9.01 of Form 8-K) subsequent to the date of this Registration Statement by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides, in part, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation (and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful). Similar indemnity is permitted to be provided to such persons in connection with an action or suit by or in the right of the corporation, provided such person acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise determines) that such person shall not have been adjudged liable to the corporation.  Delaware law further provides that the indemnification provided thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, or by reason of any agreement, a vote of stockholders or disinterested directors or otherwise.

Article VIII of our amended and restated certificate of incorporation, as amended (the "Certificate"), provides, in part, that we indemnify each person who is or was a party or is threatened to be made a party to or is in any way involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he (or a person of whom he is the legal representative) is or was a director or officer of us or a subsidiary, or is or was serving at our request as a director or officer of another entity or enterprise, or was a director or officer of a corporation that was our predecessor (or of another entity or enterprise at the request of such predecessor), against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in the action, suit or proceeding.  In addition, the Certificate provides that we are authorized to provide, to the fullest extent provided by applicable law, indemnification to our directors, officers, employees and agents, through bylaw provisions, agreements with such persons or otherwise in excess of indemnification permitted by Section 145 of the Delaware General Corporation Law, subject to limits created by applicable Delaware (statutory or non-statutory) laws, with respect to action for breach of duty to us, our stockholders and others.

Article VII, Section 6 of our bylaws also provides, in part, that we shall, to the fullest extent authorized by Delaware law, indemnify directors made, or threatened to be made, party to an action or proceeding by reason of being a director or a director of our predecessor, or at our request, a director or officer of another corporation if such proceeding was authorized by our board of directors, and that such indemnification is not exclusive to other indemnification rights those persons may have.  In addition, our board of directors, in its discretion, shall have the power to indemnify any person other than a director made party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was an officer or employee of ours.

We have entered into indemnification agreements with our directors containing provisions that may require us, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors, officers, employees, agents or fiduciaries of the corporation other than liabilities arising from willful misconduct of a culpable nature, to advance their expense incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' liability insurance if maintained for other directors or officers. We also maintain directors' and officers' liability insurance.

Insofar as the foregoing indemnity permits indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the registrant, as amended (incorporated by reference to the registrant's Form 10-Q filed with the Commission on August 8, 2008)

4.2
Specimen common stock certificate (incorporated herein by reference to Amendment No. 4 to the registrant's Registration Statement on Form S-1, filed with the Commission on June 22, 1999 (File No. 333-77025))

4.3	Stamps.com 2010 Equity Incentive Plan (incorporated by reference to Exhibit A of our Proxy Statement on Form 14A filed with the Commission on April 28, 2010)

4.4	Form of Stock Option Agreement

5.1	Opinion of Manatt, Phelps & Phillips, LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)

ITEM 9.	Undertakings.

 (a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no greater than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on July 28, 2010.

Stamps.com Inc.

By:	/s/ Kenneth McBride
Kenneth McBride
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth McBride and Kyle Huebner, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth McBride	Chief Executive Officer and Director (Principal Executive Officer)	July 28, 2010
Kenneth McBride

/s/ Kyle Huebner	Chief Financial Officer (Principal Financial and Accounting Officer)	July 28, 2010
Kyle Huebner

/s/ Mohan P. Ananda	Director	July 28, 2010
Mohan P. Ananda

/s/ G. Bradford Jones	Director	July 28, 2010
G. Bradford Jones

/s/ Lloyd I. Miller	Director	July 28, 2010
Lloyd I. Miller

Exhibit Index

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of the registrant, as amended (incorporated by reference to the registrant's Form 10-Q filed with the Commission on August 8, 2008)

4.2
Specimen common stock certificate (incorporated herein by reference to Amendment No. 4 to the registrant's Registration Statement on Form S-1, filed with the Commission on June 22, 1999 (File No. 333-77025))

4.3	Stamps.com 2010 Equity Incentive Plan (incorporated by reference to Exhibit A of our Proxy Statement on Form 14A filed with the Commission on April 28, 2010)

4.4	Form of Stock Option Agreement

5.1	Opinion of Manatt, Phelps & Phillips, LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this Registration Statement)